Exhibit 10.75

May 14, 2013

Ramin Mojdehbakhsh, Ph.D.

c/o Unilife Corporation

250 Cross Farm Lane

York, Pennsylvania 17406

Dear Ramin:

Reference is made to that certain Restricted Stock Agreement under the Unilife Corporation 2009 Stock Incentive Plan between you and Unilife Corporation (the “Company”) dated June 15, 2012 (the “RSA”).

This letter confirms that, upon 100% satisfaction of the Performance Milestones described in Section 2(b) of the RSA, the Company has agreed to waive the Time-Based Milestones described in Section 2(c) of the RSA. In consideration of the Company’s agreement in this regard, you have agreed that even after the 100% satisfaction of the Performance Milestones, you will not sell, assign, pledge or otherwise transfer any share of Company common stock subject to the RSA until the earlier of: (a) its originally scheduled time-based vesting date set forth in Section 2(c) of the RSA, or (b) an event that would have resulted in accelerated vesting under Section 2(d) of the RSA.

The above-described transfer restriction will not prohibit the gratuitous transfer of shares to a “family member” (as that term is defined in General Instructions to Form S-8) if such family member agrees in writing, in a form satisfactory to the Company, to be bound by such restriction. The Company may issue such stop-transfer orders as it deems necessary or desirable to enforce the above-described restriction and will not recognize any purported transfer that violates the restriction.

This letter is governed by Delaware law, without regard to the principles of conflicts of laws. You acknowledge that neither the Company nor its agents have made any representations or warranties to you regarding the tax consequences of any of the events or transactions discussed in this letter or the RSA. This letter may not be modified in any way except by a written amendment executed by you and a duly authorized representative of the Company.

To indicate your agreement with the foregoing, please sign and date this letter in the space provided below and return it to me. Please retain a copy for your records.

Sincerely,

/s/ Alan D. Shortall
Alan D. Shortall CEO

Agreed and accepted as of May 14, 2013:

By:	/s/ Ramin Mojdehbakhsh
Ramin Mojdehbakhsh, Ph.D.

Unilife Corporation

250 Cross Farm Lane, York, PA 17406 T + 1 717 384 3400 F + 717 384 3401 E info@unilife.com W www.unilife.com